Exhibit 99.1

SAKS INCORPORATED ANNOUNCES OCTOBER COMPARABLE STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (November 6, 2008)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $219.0 million for the four weeks ended November 1, 2008 compared to $269.1 million for the four weeks ended November 3, 2007, an 18.6% decrease. Comparable store sales decreased 16.6% for the month.

For the third quarter ended November 1, 2008, owned sales totaled $692.7 million compared to $790.0 million for the prior year third quarter ended November 3, 2007, a 12.3% decrease. Comparable store sales decreased 11.5% for the third quarter.

On a year-to-date basis, for the nine months ended November 1, 2008, owned sales totaled $2,210.5 million compared to $2,263.6 million for the prior year nine-month period ended November 3, 2007, a 2.3% decrease. Comparable store sales decreased 2.2% for the nine-month period.

In the prior year, comparable store sales increased 10.6%, 11.4%, and 13.0% for the fiscal October, third quarter, and nine-month periods, respectively.

For October, the strongest businesses and categories at Saks Fifth Avenue were Saks Direct, men’s shoes, men’s contemporary apparel, fragrances, cosmetics, and women’s outerwear. The weakest categories at Saks Fifth Avenue for October were women’s apparel, men’s clothing, jewelry, and handbags.

Sales during the fiscal quarter were well below management’s original expectations. Third quarter year-over-year promotional activity increased, and consumers shifted purchases from regular price to promotional priced merchandise. The current economic and operating environment is extremely challenging, and management expects a continuation of current conditions through the fiscal fourth quarter. Based on the current level of consumer demand, the increased promotional environment, and the Company’s permanent markdown cadence cycle, the Company expects a significant year-over-year decrease in the gross margin rate for the third and fourth quarters.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 53 Saks Fifth Avenue stores, 49 Saks OFF 5TH stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

(more)

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####